Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
	Charles N. Funk	Gary J. Ortale	Woody Wallace
	President & CEO	EVP & CFO	President, The Investor Relations Company
	319.356.5800	319.356.5800	312.245.2700

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Iowa City, Iowa, April 22, 2010 – MidWestOne Financial Group, Inc., (NASDAQ - MOFG) today reported results for its first quarter ended March 31, 2010.

Net income for the first quarter of 2010 totaled $2,004,000 compared to $1,176,000 for the same period last year. After dividends on the Company’s preferred stock, net income available to common shareholders rose sharply to $1,787,000, or $0.21 per diluted share, compared with net income available to common shareholders of $1,045,000, or $0.12 per diluted share, in the first quarter of 2009.

“We are continuing to make progress, and are obviously pleased that, on a per common share basis, our first quarter 2010 earnings is half of what we earned for all of 2009. The slow economy makes revenue growth a challenge, but we’ve worked hard to thoughtfully reduce our expenses. Several of our wealth management units showed good progress during the quarter as well,” stated Charles N. Funk, President and Chief Executive Officer.

Net income for the first quarter was higher than the same period in 2009 primarily due to:

•	lower noninterest expenses; and

•	a decreased loan loss provision.

Results of Operations

Net interest income for the first quarter of 2010 decreased marginally to $11,767,000 from $11,954,000 for the first quarter of 2009. The continuing low interest rate environment and its impact on recently purchased and repriced assets, was the primary cause of the slightly lower income. Our net interest margin for the first quarter, calculated on a fully tax-equivalent basis, amounted to 3.50%, slightly lower than the 3.60% net interest margin for the first quarter of 2009.

The provision for loan losses for the first quarter was $1,500,000 compared with $2,350,000 for the first quarter of 2009. Management believes that existing identified potential problem credits have been adequately reserved for, and has continued to increase the loan loss allowance by maintaining a provision for loan loss that is greater than our net charge-off activity.

Noninterest income for the quarter was $3,320,000, down $218,000 from $3,538,000 for the first quarter of 2009. This decrease was primarily attributable to reduced mortgage origination and loan servicing fees of $500,000 for the first quarter of 2010, compared to $771,000 for the same period of 2009. The decrease in mortgage origination fees was attributable to lower refinancing volume of single family residential loans, as the bulk of creditworthy borrowers have already taken advantage of the historically low interest rates.

Impairment losses on our investment securities portfolio during the first quarter were $189,000 compared to zero for the first quarter a year ago. This charge resulted from additional other than temporary impairment charges on collateralized debt obligations backed by groups of trust preferred securities issued by multiple banks and insurance companies. These securities had an original cost of $9.75 million, but because of several other than temporary impairment charges recognized since 2008, the book value of these securities at March 31, 2010, has been reduced to $1.8 million. The first quarter 2010 impairment loss was more than offset by a gain on sale of securities available for sale totaling $237,000.

Noninterest expense for the first quarter totaled $11,048,000, a decrease of $875,000, or 7.3% from the $11,923,000 for the first quarter of 2009. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees and data processing expense. The primary reasons for the lower noninterest expense for the quarter were a decrease in other operating expense from $1,967,000 in the first quarter of 2009 to $1,584,000 for the same period of 2010, and a decrease in professional fees from $1,082,000 for the quarter ended March 31, 2009 to $749,000 for the first quarter of 2010.

The Company realized income tax expense of $535,000 for the first quarter compared with $43,000 for the same period in 2009. The increase was due to the relative amount of tax-exempt income on municipal bonds earned during the period, compared to the first quarter of 2009.

Balance Sheet and Asset Quality

Total assets increased slightly to $1.54 billion at March 31, 2010 from $1.53 billion at December 31, 2009. This growth resulted primarily from increased interest-bearing deposits in banks and investment in securities, somewhat offset by a decrease in portfolio loans due to refinancing activity, mainly single family residential loans that are then sold on the secondary market. The asset growth was funded by an increase in deposits. Total deposits at March 31, 2010 were $1.19 billion compared with $1.18 billion at December 31, 2009, up $13.4 million, or 1.1%, primarily due to increased consumer and public fund deposits.

Total bank loans (excluding loan pool participations and loans held for sale) were slightly lower at $954.7 million as of March 31, 2010, compared with $967.0 million as of December 31, 2009. This was primarily due to a decline in residential real estate loans in our loan portfolio. Such decrease was attributable to the volume of refinancing activity, which resulted in a large amount of adjustable rate residential real estate loans that were held in our portfolio being refinanced into fixed-rate loans that are sold in the secondary market rather than held in our portfolio. At the end of the first quarter, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 9% was farmland, 8% construction, and 3% multifamily. Residential real estate loans was the next largest category at 24%, then, commercial loans 23%, agricultural loans 9%, and consumer loans 2%. All percentages relate to direct loans and do not include loan pool participations.

During the first quarter, the Company experienced an increase in nonperforming loans. Specifically, these loans totaled $16.3 million at quarter’s end, or 1.71% of total bank loans, compared with $13.9 million at December 31, 2009, or 1.44% of bank loans. Nonperforming loans at March 31, 2010 consisted of $10.8 million in nonaccrual loans, $3.6 million in troubled debt restructures and $2.0 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the nonperforming loan totals) were $11.1 million as of March 31, 2010 compared with $10.1 million as of December 31, 2009. While nonperforming loan levels increased during the first quarter, the increase has been primarily in credits that our management had already identified as weak and for which we believe adequate provisions already had been made. As of the end of the quarter, other real estate owned (not included in nonperforming loans) totaled $2.5 million, a decrease of $1.1 million from December 31, 2009. As of March 31, 2010, the allowance for bank loan losses was $14.6 million, or 1.52% of total bank loans, compared with $14.0 million, or 1.44% of total bank loans, at year end. The Company had net loan charge-offs of $0.9 million in the first quarter of 2010, or an annualized 0.38% of average bank loans outstanding.

“While our nonperforming loans were up slightly this quarter, there were not any large new problem loans that emerged during the quarter. At 1.52% of total loans, our loan loss reserve is significantly stronger than the 1.00% level immediately following our 2008 merger,” Mr. Funk noted.

Loan pool participations totaled $83.7 million as of March 31, 2010, down from $85.2 million as of December 31, 2009. Loan pool participations are participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company has continued this line of business following its merger with the former MidWestOne.

The Company has identified a maximum for loan pool participation balances of not more than $110.0 million. The most recently purchased pools have performed well and management believes the business still has the potential to generate attractive risk-adjusted returns over the long term. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. It does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 4.98% for the first quarter of 2010, down from 5.48% for the first quarter of 2009, but up from 1.73% for the fourth quarter of 2009. The net yield was lower in the first quarter of 2010 than for the same period of 2009 due to elevated charge-off levels in the portfolio as well as slowed collections as borrowers saw their ability to refinance their debt decline, due to continued tightness in the credit markets. Also, including loan pool participations, the loan to deposit ratio was 87.0% as of March 31, 2010, compared with 89.2% as of December 31, 2009.

“The loan pools experienced a better quarter than in the prior two quarters. Nevertheless, we do not anticipate a return to historical yields on these pools in 2010,” stated Mr. Funk.

Investment securities totaled $381.4 million at March 31, 2010, or 24.7% of total assets, up from $370.9 million, or 24.2% of total assets, as of December 31, 2009. $375.2 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions.

Capital Adequacy

Total shareholders’ equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $154.2 million as of March 31, 2010. The total shareholders’ equity to total assets ratio was 10.00% at March 31, 2010, while the tangible common equity to tangible assets ratio was 8.26% as of the same date. Tangible common equity per share was $14.70 as of March 31, 2010, up from $14.42 per share at December 31, 2009. This increase was primarily attributable to our net income of $2.0 million for the first quarter of 2010, less the $200,000 of dividends that we paid during the first quarter on the senior preferred stock issued to the U.S. Treasury.

Other Developments

On April 22, 2010, the Company’s Board of Directors declared a second quarter cash dividend of $0.05 per common share, which is consistent with the dividend paid in the first quarter of 2010. The dividend is payable June 15, 2010 to shareholders of record at the close of business on June 1, 2010. At this quarterly dividend rate, the indicated annual cash dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

We have traditionally disclosed certain non-GAAP ratios to evaluate and measure our financial condition, including our tangible common equity to tangible assets ratio. We believe these ratios provide investors with information regarding our financial condition and capital adequacy and how we evaluate our financial condition and capital adequacy internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of March 31,	As of December 31,	As of March 31,
(in thousands)	2010	2009	2009

Tangible Common Equity
Total shareholders’ equity	154,158	$152,208	$146,908
Less: Preferred equity	(15,716)	(15,699)	(15,651)
Goodwill and intangibles	(12,016)	(12,272)	(13,212)

Tangible common equity	126,426	124,237	118,045

Tangible Assets
Total assets	1,542,061	1,534,783	1,541,120
Less: Goodwill and intangibles	(12,016)	(12,272)	(13,212)

Tangible assets	1,530,045	1,522,511	1,527,908

Tangible common equity/tangible assets	8.26%	8.16%	7.73%

	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
(in thousands)	2010	2009	2009

Net Interest Margin Tax Equivalent Adjustment
Net interest income	11,767	45,115	11,954
Plus Tax Equivalent Adjustment:
Loans	85	418	97
Securities	533	2,149	523

Tax equivalent net interest income (1)	12,385	47,682	12,574

Total Interest Earning Assets	1,433,850	1,457,599	1,418,015

Net interest margin	3.50%	3.27%	3.60%

(1)	Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company’s loan and securities portfolios, demand for loan products and deposit flows; (5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company’s respective market areas; (7) our ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$18,185	$25,452
Interest-bearing deposits in banks	18,587	2,136
Federal funds sold	5,226	—

Cash and cash equivalents	41,998	27,588

Investment securities:
Available for sale	375,174	362,903
Held to maturity (fair value of $6,299 as of March 31, 2010 and $8,118 as of December 31, 2009)	6,186	8,009
Loans held for sale	759	1,208
Loans	954,689	966,998
Allowance for loan losses	(14,553)	(13,957)

Net loans	940,136	953,041

Loan pool participations, net	81,518	83,052
Premises and equipment, net	28,656	28,969
Accrued interest receivable	10,515	11,534
Other intangible assets, net	11,916	12,172
Bank-owned life insurance	18,285	18,118
Other real estate owned	2,547	3,635
Deferred income taxes	4,861	5,163
Other assets	19,510	19,391

Total assets	$1,542,061	$1,534,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$133,171	$133,990
Interest-bearing checking	423,666	401,264
Savings	62,528	62,989
Certificates of deposit under $100,000	390,328	394,369
Certificates of deposit $100,000 and over	183,592	187,256

Total deposits	1,193,285	1,179,868
Federal funds purchased	—	1,875
Securities sold under agreements to repurchase	39,565	43,098
Federal Home Loan Bank borrowings	127,700	130,200
Deferred compensation liabilities	3,810	3,832
Long-term debt	15,576	15,588
Accrued interest payable	2,071	2,248
Other liabilities	5,896	5,866

Total liabilities	1,387,903	1,382,575

Shareholders’ equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000 shares; issued and outstanding 16,000 shares as of March 31, 2010 and December 31, 2009	$15,716	$15,699
Common stock, $1 par value; authorized 15,000,000 shares at March 31, 2010 and December 31, 2009; issued 8,690,398 shares at March 31, 2010 and December 31, 2009; outstanding 8,609,804 at March 31, 2010 and 8,605,333 at December 31, 2009	8,690	8,690
Additional paid-in capital	81,183	81,179
Treasury stock at cost, 80,594 shares as of March 31, 2010 and 85,065 shares at December 31, 2009	(1,121)	(1,183)
Retained earnings	49,436	48,079
Accumulated other comprehensive income (loss)	254	(256)

Total shareholders’ equity	154,158	152,208

Total liabilities and shareholders’ equity	$1,542,061	$1,534,783

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended March 31,
	2010	2009
Interest income:
Interest and fees on loans	$13,704	$14,911
Interest and discount on loan pool participations	899	1,015
Interest on bank deposits	10	—
Interest on federal funds sold	—	9
Interest on investment securities:
Taxable securities	2,225	1,975
Tax-exempt securities	990	970

Total interest income	17,828	18,880

Interest expense:
Interest on deposits:
Interest-bearing checking	1,070	1,137
Savings	36	62
Certificates of deposit under $100,000	2,543	3,179
Certificates of deposit $100,000 and over	967	1,309

Total interest expense on deposits	4,616	5,687
Interest on federal funds purchased	1	10
Interest on securities sold under agreements to repurchase	76	124
Interest on Federal Home Loan Bank borrowings	1,207	916
Interest on notes payable	13	3
Interest on long-term debt	148	186

Total interest expense	6,061	6,926

Net interest income	11,767	11,954
Provision for loan losses	1,500	2,350

Net interest income after provision for loan losses	10,267	9,604

Noninterest income:
Trust and investment fees	1,234	1,107
Service charges and fees on deposit accounts	864	911
Mortgage origination and loan servicing fees	500	771
Other service charges, commissions and fees	584	525
Bank-owned life insurance income	167	224
Investment securities losses, net
Impairment losses on investment securities	(189)	—
Less noncredit-related losses	—	—

Net impairment losses	(189)	—
Gain on sale of available for sale securities	237	—
Loss on sale of fixed assets	(77)	—

Total noninterest income	3,320	3,538

Noninterest expense:
Salaries and employee benefits	5,790	5,753
Net occupancy and equipment expense	1,776	1,707
Professional fees	749	1,082
Data processing expense	457	516
FDIC Insurance expense	692	898
Other operating expense	1,584	1,967

Total noninterest expense	11,048	11,923

Income before income tax expense	2,539	1,219
Income tax expense	535	43

Net income	$2,004	$1,176

Less: Preferred stock dividends and discount accretion	$217	$131

Net income available to common shareholders	$1,787	$1,045

MIDWESTONE FINANCIAL GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands, except per share data)

	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)		(unaudited)
Per share data
Book value per share	$17.90	$17.69	$17.08
Tangible book value per share	14.70	14.42	13.74

Financial Ratios:
Tangible common equity/tangible assets	8.26%	8.16%	7.73%
Total shareholders’ equity/total assets	10.00%	9.92%	9.53%
Total bank loans/total deposits	80.01%	81.96%	87.30%
Total loans + loan pools/total deposits	87.02%	89.18%	95.77%

Asset Quality
Gross bank loans	$954,689	$966,998	$1,004,144
Allowance for bank loan losses	14,553	13,957	12,941
Net charge-offs	904	4,745	386
Bank loans past due 30 - 89 days	11,078	10,075	9,746

Non-performing bank loans
Non-accrual loans	$10,790	$9,885	$11,520
Restructured loans	3,565	2,555	2,264
Loans 90+ days past due	1,985	1,439	1,021

Total non-performing bank loans	16,340	13,879	14,805

Gross loan pools	$83,652	$85,186	$97,414
Allowance for loan pool losses	2,134	2,134	2,134

Net bank loan charge-offs/average bank loans	0.38%	0.48%	0.16%
Nonperforming bank loans/total bank loans	1.71%	1.44%	1.47%
Nonperforming bank loans + other real estate/total assets	1.22%	1.14%	1.04%
Allowance for bank loan losses/total bank loans	1.52%	1.44%	1.29%
Allowance for loan pool losses/total loan pool participations	2.55%	2.51%	2.19%
Allowance for bank loan losses/nonperforming bank loans	89.06%	100.56%	87.41%

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009
	(unaudited)	(unaudited)
Per share data
Ending number of shares outstanding	8,609,804	8,603,055	8,605,333
Average number of shares outstanding	8,607,853	8,603,055	8,604,733
Diluted average number of shares	8,611,511	8,603,548	8,604,754
Earnings per common share - basic	$0.21	$0.12	$0.42
Earnings per common share - diluted	0.21	0.12	0.42
Dividends paid per common share	0.05	0.15	0.30

Performance Ratios:
Return on average assets	0.53%	0.32%	0.29%
Return on average shareholders’ equity	5.28%	3.38%	2.99%
Return on average tangible common equity	5.74%	3.60%	3.00%
Net interest margin (FTE)	3.50%	3.60%	3.27%

Average Balances
Total bank loans	$959,568	$1,014,703	$990,540
Total loan pool participations	84,267	96,731	92,456
Interest-earning assets	1,433,850	1,418,015	1,457,599
Total assets	1,527,170	1,504,685	1,543,307
Interest-bearing deposits	1,037,745	997,538	1,035,938
Interest-bearing liabilities	1,223,541	1,224,427	1,251,460
Shareholders’ common equity	138,090	131,551	133,372
Total equity	153,798	141,152	147,544